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                                                                   EXHIBIT 10.14

                             DELEK US HOLDINGS, INC.

                      DESCRIPTION OF DIRECTOR COMPENSATION

      Effective upon the completion of this offering, each non-employee director of Delek US Holdings, Inc. (the "Company") who is not affiliated with Delek Group Ltd. will receive an annual fee of $25,000 and a fee of $1,500 per board meeting attended. Members of the audit and compensation committees who are non-employee directors not affiliated with Delek Group Ltd. will receive $1,000 per meeting attended.

      In addition, upon the completion of this offering, each non-employee director who is not affiliated with Delek Group Ltd. will receive an initial grant of 3,000 stock options, each of which will have an exercise price per share equal to the initial offering price to the public and shall vest ratably on each of the first, second, third and fourth anniversaries of the grant date. Upon the filing of a Registration Statement with the Securities and Exchange Commission on Form S-8, each non-employee director who is not affiliated with Delek Group Ltd. will receive a grant of 1,500 restricted stock units, each of which will vest ratably on each of the first, second, third and fourth anniversaries of the date of the completion of this offering. Beginning in 2007, the Company intends to make annual grants to each non-employee director who is not affiliated with Delek Group Ltd. of 3,000 stock options.